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NUANCE COMMUNICATIONS, INC.

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Nuance Communications Overview January 2019

Executive Summary 2018 was a year of transformation at Nuance. With long-term sustainable shareholder value creation as our focus, we made extensive leadership, business, compensation and governance changes Business Developments: Hired Mark Benjamin as new Chief Executive Officer Conducted a strategic review of our business resulting in an optimized organizational structure including the sale of our Imaging Business, the spin off of our Automotive Segment, and the wind-down of SRS and Devices segments Executive Compensation Program Revamp: Reconstituted Board Committee membership including completely refreshing the Compensation Committee and naming Sanjay Vaswani as Chair of Compensation Committee; Semler Brossy hired as new compensation consultant Simplified long-term incentive program in Mark Benjamin’s new hire agreement: 50% RSUs / 50% PSUs PSUs earned based on 3-year performance period Established a minimum threshold and payout cap for PSUs and provided transparency on payout ranges Moved all NEOs to three-year performance period for PSUs tied to relative TSR Committed to enhancing disclosure of non-financial metrics and target setting consideration Governance Changes: Reconstituted the Board of Directors, appointing seven new directors since December 2017 Recruited and appointed Lloyd Carney as a new Independent Chairman of the Board Amended our by-laws to require majority voting for uncontested election of directors and to allow a shareholder right to call special meetings at a threshold of 20%

Timeline of Recent Events Mar. 2018 Nov. 2018 May 2018 June 2018 Sep. 2018 Sep. 2018 Apr. 2018 Aug. 2018 June 2018 Sep. 2018 Oct. and Nov. 2018 Paul Ricci resigned as Chairman and CEO of Nuance Wendy Cassity named Chief Legal Officer Finalized changes to executive compensation program and adopted special meeting right with a 20% ownership threshold Heidrick & Struggles retained to assist with search for new directors to serve on the Board Amended bylaws to adopt a majority vote standard for the election of directors in uncontested elections Four new independent directors, including a new Independent Chairman, appointed to the Board Mark Benjamin announced as Nuance’s new Chief Executive Officer Conducted extensive engagement with shareholders to solicit feedback on compensation and governance changes under consideration Semler Brossy hired as new compensation consultant to work on FY’19 plan Committed to amend bylaws to allow shareholders the right to call a special meeting Board committees restructured, including naming an entirely new compensation committee Over the past year, we have made significant changes to our Board of directors, executive team, and corporate governance and executive compensation practices = Executive team changes = Retention of outside consultant = Governance and Board updates = Shareholder engagement Key 2019 Continued evolution of compensation and governance practices based on shareholder feedback

Compensation Program Feedback and Redesign Our Board has taken the recent results of our Say on Pay vote seriously and our shareholder efforts were integral to informing the Board’s decisions for changes to the executive compensation program Our Board welcomes all feedback and will share the feedback with the entire Board As an initial step we refreshed our Compensation Committee and memorialized our compensation philosophy and principles. In addition to the changes approved for the 2019 executive compensation program, our Board will consider shareholder feedback in the evolution of the program in 2020, including: Incremental to relative total shareholder return, consider incorporating one or two operational metrics for PSUs Consider increasing the ratio of PSUs to RSUs so that PSUs are a majority of the equity awards granted under the LTIP Feedback Received Changes Approved for 2019 Executive Compensation Program Increase transparency regarding Annual Incentive Plan (“AIP”) Committed to enhancing disclosure of non-financial metrics and target setting considerations Size long-term incentive program (“LTIP”) awards based on target values Will grant LTIP awards based on target value (converted to shares) rather than based on share numbers Restrict payout range for performance-based restricted stock units (“PSUs”) PSUs should have three-year performance periods Established a minimum threshold and payout cap for PSUs Provided transparency on payout ranges Established three-year performance period for PSUs

Compensation Program Evolution

Our compensation committee focused on migrating all NEOs to the same incentive structure while also incorporating further shareholder feedback solicited during the year. Year over year changes include:

Award	Fiscal 2018 Performance Metrics		Fiscal 2019 Performance Metrics
Base Salary	• Fixed Cash		• N/A

AIP	• Net New Bookings – 50%
	• Cash Flow from Operations per Share – 50%
			• Overall Pool Funding to be based **50% on corporate revenue** and **50% on operating margin**
			• Delivery of Bonuses: Financial Objectives (80% of funded pool):
			  • Corporate Executives – Corporate financial metrics
			  • Business Unit Segment Executives – segment financial metrics
			  • Individual Business Objectives (20% of funded pool)

LTIP	• 50% PSUs	• 3-year period with annual performance periods established each fiscal year, using financial metrics
		  • Corporate Executives – aligned to 4-5 Corporate level financial metrics
		  • Business Unit Segment Executives – aligned to 4 segment financial metrics with a percentage aligned to Corporate EPS
		• 3-year relative TSR modifier applied to some NEOs' PSUs
			• **3-year performance period tied to relative TSR** measured against the S&P Software & Services Select Industry Index
			  • <25th percentile: 0% payout
			  • 25th percentile: 50% payout
			  • 50th percentile: 100% payout
			  • 75th percentile: 200% payout
			• Align previously granted outstanding 1-year and 2-year performance awards to relative TSR with similar construct (but **capping upside to 150% payout**)
			• If our TSR is negative, payout will be capped at 100%

	• 50% RSUs	• 3-year ratable vesting	• 3-year ratable vesting

NUANCE

© 2018 Nuance Communications, Inc. All rights reserved. 5

Aligning our Outstanding PSUs to our New LTI Program

- *Our former PSU structure was designed to be earned based on a series of three, 1-year performance metrics, established each year. These metrics consisted of 4-5 Corporate level financial metrics specific to each NEO*
- *To simplify the design and align all NEOs to relative TSR as the primary measure of PSUs, the Committee eliminated the annual individual goals and converted future periods to relative TSR*
  - ✓ No changes were made to prior awards where goals had already been set
  - ✓ The TSR modifier became redundant when the measure changed from individual goals to relative TSR

Changes to PSU Goal Structure for 2017 and 2018 Awards

(Does not affect CEO Mark Benjamin since he is already on the new 3-year equity performance period)



Awarded in
2017
2019 Tranche
(Goals to be set 1Q 2019)
X
TSR Modifier (+/- 25%)
Relative 1-yr TSR¹
Awarded in
2018
2019 Tranche
(Goals to be set 1Q 2019)
X
TSR Modifier (+/- 25%)
2020 Tranche
(Goals to be set 1Q 2020)
X
TSR Modifier (+/- 25%)
Relative 2-yr TSR¹

[1] Relative TSR measured against the S&P Software & Services Select Industry Index
<25th percentile: 0% payout, 25th percentile: 50% payout, 50th percentile: 100% payout, 75th percentile: 150% payout; payout capped at 100% if absolute TSR is negative

© 2018 Nuance Communications, Inc. All rights reserved. 6

CEO New Hire Agreement The following employee agreement was put into place to reward Mark Benjamin for taking over as CEO in the middle of a challenging period at Nuance, and with the intention of designing a new go-forward executive compensation program that is responsive to shareholder feedback: Additionally, to provide predictability for Mr. Benjamin in his first year of employment, and due to the level of compensation that he forfeited by leaving his prior employer, the Board committed to a FY’19 LTIP grant of at least $6M consisting of both PSUs and RSUs Award Base Annual Incentive Long-term Incentive Make Whole Grant Amount $800,000 Targeted $1.2M (150% base) $5M RSUs $5M PSUs $2M RSUs Performance Metric -- Net new bookings and cash flow from operations FY’18: Guaranteed minimum bonus of 50% of target opportunity ($600,000) Vest annually over three years 3-year relative TSR compared to S&P Software Services Select Industry Index Vest annually over two years <25th percentile: 0% payout 25th percentile: 50% payout 50th percentile: 100% payout 75th percentile: 200% payout1 1 Payout capped at 100% if absolute TSR is negative

Our Board of Directors Our revamped board of directors’ comprehensive set of skills and diverse backgrounds ensure effective oversight of our business strategy and our corporate governance practices Lloyd Carney Independent Board Chairman Former CEO, Brocade Systems (joined Sep 2018) Seasoned technology executive within software and network infrastructure businesses Mark Benjamin CEO (joined Apr 2018) Expert in cloud-based services, software recurring revenue models and go-to-market strategy Daniel Brennan CFO, Boston Scientific (joined Sep 2018) Finance and accounting expert with extensive executive experience at a leading technology firm Thomas Ebling Former CEO, Demandware (joined Sep 2018) Abundance of executive experience and depth of software solutions knowledge Michal Katz Global Head of Technology Investment Banking, RBC (joined Sep 2018) Substantial expertise at the intersection of the financial and technology markets Sanjay Vaswani Managing Partner, Center for Corporate Innovation (joined Feb 2018) Leadership capabilities, global perspective, and deep expertise in healthcare and technology Laura Kaiser CEO, SSM Health (joined Dec 2017) Vast knowledge of the healthcare industry and the operations of various outpatient facilities Robert Finocchio Former Chairman/CEO, Informix (joined Apr 2015) Proven capability in driving growth, profitability and investments for technology companies Mark Laret CEO, UCSF Medical Center (joined Jun 2010) Extensive understanding of the role technology plays in healthcare and the needs of the industry

FOR election of directors proposed by Nuance’s Board of Directors FOR the approval of amendment and restatement of the Amended and Restated 2000 Stock Plan FOR advisory vote on compensation of named executive officers FOR ratification of the appointment of BDO USA as the Company’s independent registered public accounting firm AGAINST including action by Written Consent We Request Your Support at our 2019 Annual Meeting We valued your continued feedback throughout the year and hope that you agree with the comprehensive changes that we have made at our company. While a lot has changed already, we appreciate the ongoing nature of our transformation and look forward to working with you in the future X

Appendix

Reinventing the Relationship Between People and Technology

Nuance brings intelligence to everyday work and life with software and cloud-based solutions that understand, analyze and respond to human language to increase productivity and amplify intelligence

Nuance Technology, Engines and AI Platform

Conversational AI
- ASR/TTS
- Virtual Assistant
- Biometrics

Human Assisted AI
- Transcription
- Knowledge Extraction
- Learning Loop

Cognitive AI
- Prediction/ Targeting
- Classification

Healthcare

48% of Revenues[1]

Intelligent solutions to support a more natural and insightful approach to clinical documentation across the continuum of care

- ✓ Real-time medical ASR and transcription
- ✓ Diagnostics Reporting, Image Sharing & Analytics
- ✓ Medical coding, documentation improvement, Consumer ASR

Enterprise

23% of Revenues[1]

Intelligent customer service and engagement solutions powered by artificial intelligence

- ✓ Omni-Channel Engagement
- ✓ Security, Engines & Analytics
- ✓ Professional Services

Automotive

14% of Revenues[1]

Unique infotainment systems that enable drivers and passengers to effortlessly interact with their cars

- ✓ Conversational AI platforms
- ✓ Automotive & Mobility Digital Assistants
- ✓ Driver & Passenger UX

Imaging

10% of Revenues[1]

Document workflow and automation solutions that help customers work faster and smarter

- ✓ Print Management
- ✓ Document Capture
- ✓ OCR / Core Imaging

Other

5% of Revenues[1]

Non-core lines of business built on voice recognition and artificial intelligence technologies

- ✓ Subscriber Revenue Services (SRS)
- ✓ Voicemail to Text
- ✓ Devices and Consumer Electronics

NUANCE

[1]Revenue percentages based on FY'18 Non-GAAP Revenue

© 2018 Nuance Communications, Inc. All rights reserved. 11

The Board Appointed Mark Benjamin as CEO “As an outsider, I was attracted to Nuance for its reputation, foresight, innovation and because I believe the company is at a pivotal point in its evolution” – Mark Benjamin Mark has a proven track record advancing growth initiatives related to cloud, SaaS, mobile, big data, and IoT solutions Prior to joining Nuance, he served as President and Chief Operating Officer of NCR Corporation, where he oversaw sales, solutions management, business and product development, services and supply chain operations Before that, he spent more than 20 years holding various leadership appointments at ADP, including President of Global Enterprise Solutions, where he led a team of 20,000 employees, and managed a multi-billion-dollar portfolio across more than 100 countries Mark holds a bachelor’s degree in International Finance and Marketing from the University of Miami Dynamic leader who brings 25 years of experience in technology markets  Mark Benjamin, CEO (Joined April 23, 2018) Key Priorities for 2018 To accelerate momentum in our core businesses and put Nuance on a clear path to drive consistent organic growth and deliver returns for our shareholders: “It's vitally important to me that we create a culture at Nuance that is focused on delivering business-driven solutions for our customers that, in turn, power innovation in our markets, growth in our businesses and value for our shareholders” – Mark Benjamin 1 Deliver on our commitments to our customers, our associates and our shareholders 2 Conduct a comprehensive business and portfolio review and prioritization exercise to enable us to position the company optimally and maximize long-term shareholder value 3 Engage with customers to understand why they do business with Nuance and how they see their needs shifting over time 4 Conduct comprehensive engagement with shareholders to listen to your perspectives to help guide Nuance, inform governance changes, and ultimately drive long-term value

Strategic Review and Refining our Focus In 2018, we completed a thorough strategic and organization review, evaluating growth opportunities, improving organizational effectiveness and culture, and beginning to operationalize this strategic direction. Our updated strategy makes us a simpler, growth-focused company: Nuance Technology, Engines and AI Platform 1 Assumes no stranded costs Spin Off Automotive Segment Imaging Business Sale Create publicly traded technology business by Q4 FY 2019 Wind-down SRS and Devices Optimizing our Organizational Structure Pure-play, next-generation automotive software company High growth profile Robust IP Profile Unfettered investment & management focus $400 million cash sale to Kofax, Inc. Allows for an increased focus on our core business units Unleashing our potential and unlocking savings for reinvestment Announced on November 12, 2018 Expected to close in Q2 FY 2019 Will be accretive to growth Neutral impact to margin1 Wind down over the next 12-14 months Non-core businesses Impact already reflected in FY 2019 guidance Brings us closer to the customer Allows for faster decision making and greater agility $50 million of savings in FY 2019

Snapshot of Performance 5.5% CAGR Net new bookings ($ in millions) Non-GAAP revenue2 ($ in millions) 1Total Shareholder Return measured through FY18; Source: Capital IQ 2For additional information, please refer to the GAAP to Non-GAAP Reconciliation provided in the appendix of this presentation NUAN: -9% Russell 2000: +56%

GAAP to Non-GAAP Reconciliation We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance, we mean performance excluding the effect of current foreign currency rate fluctuations.  By continuing operations, we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance.

GAAP to Non-GAAP Reconciliation